Exhibit 2.2

                              MANAGEMENT AGREEMENT

      This Management Agreement (the "Agreement") is made as of the ___ day of January, 2004, by and between Epsilor Electronic Industries Ltd., an Israeli company having its principal executive offices in the Temed Industrial Zone, Arava 86800, Israel ("Epsilor"), and Office Line Ltd., an Israeli company having its principal executive offices at 24 Alexandroni Street, Ramat Gan, Israel 52225 ("Office Line"), and Hezy Aspis, an individual residing at 24 Alexandroni Street, Ramat Gan, Israel 52225 ("Aspis").

                              W I T N E S S E T H :
                               - - - - - - - - - -

      WHEREAS, Office Line, by and through its employee Hezy Aspis an individual residing at 24 Alexandroni Street, Ramat Gan, Israel 52225 ("Aspis"), has expertise in the areas of management of entities engaged in the manufacture, marketing and sale of electronic products for industrial battery applications and other matters relating to the business of Epsilor; and

      WHEREAS, Epsilor desires to avail itself of the expertise of Office Line in the aforesaid areas and Office Line agrees to avail such expertise to Epsilor all on the terms and conditions set forth herein.

      NOW, THEREFORE, in consideration of the foregoing recitals and the covenants and conditions herein set forth, the parties hereto agree as follows:

1. Preamble. The preamble to this Agreement constitutes an integral part hereof.

2.    Appointment and Services.

            (a) Epsilor hereby appoints Office Line to render the management services described in Section 2 hereof for the term of this Agreement.

            (b) Office Line hereby agrees that during the term of this Agreement it shall provide Epsilor with the services of Aspis, who shall serve as Chief Executive Officer of Epsilor (the "Services"). It is agreed that the Services shall include a maximum of four trips abroad per year throughout the term of this Agreement, two of which shall be in the United States of America and two in Europe; each trip shall be for a maximum period of 7 days. Aspis shall be entitled to six weeks of vacation per year. Nothing in this Agreement or in the relationship between Aspis and Epsilor shall be deemed to create any employer-employee relationship between Aspis and Epsilor; Aspis is and shall be deemed to be an employee of Office Line, providing services to Epsilor as an employee of Office Line pursuant to the terms of this Agreement and of his employment relationship with Office Line.

            (c) It is hereby acknowledged that pursuant to the Share Purchase Agreement executed between Electric Fuel (E.F.L.) Ltd., Epsilor, Aspis and Leora Aspis (the "SPA"), Aspis has agreed to avail his services to Epsilor for up to an average of 100 hours per month for a period of 12 months from the date thereof. It is agreed that the hours availed by Aspis to Epsilor pursuant to the SPA shall constitute part of the Services. By virtue of the fact that Aspis's job will require a special degree of personal trust, and because the conditions of employment and the circumstances thereof will not allow Epsilor or Office Line to have any control over Aspis's hours of work, the provisions of the Hours of Work and Rest Law, 5711-1951, will not apply to Aspis and to the relationship between Aspis and Epsilor and Office Line. Neither Aspis nor Office Line may represent themselves as agents, employees, partners or joint ventures of Epsilor, or any of its subsidiaries or affiliates.

            Nothing in this Agreement shall be interpreted or construed as creating or establishing any partnership, joint venture, employment relationship, franchise or agency or any other similar relationship between Epsilor and Office Line or Epsilor and and any of Epsilor's employees, and neither party shall be held liable for the debts or obligations of the other party. Should it be held by any competent judicial authority, that the relationship between Epsilor and Office Line or between Epsilor and Aspis in respect of the Services provided pursuant to this Agreement is one of employer and employee, then retroactively from the commencement of this Agreement, and in lieu of any Fee paid or payable hereunder prior to the date of such holding, (i) Office Line shall not be entitled to any payment hereunder of any kind, (ii) Aspis shall be entitled only to a gross monthly salary (including overtime hours) in an amount equal to 65% of the Fee payable under sections 3(a) and 3(b), and
      (iii) any amounts paid to Office Line hereunder shall be deemed to have been paid to Aspis as such gross monthly salary. Any excess that may have been paid hereunder by Epsilor to Office Line over such amount as shall be owing under this Section shall be repaid by Office Line and Aspis to Epsilor together with interest at the applicable rate under the Law for Determination of Interest and Linkage Differentials, 5721-1961.

            (e) Aspis has title and possession to the premises currently being used by Epsilor, at 24 Alexandroni Street, Ramat Gan, Israel 52225, (the "Premises"), Aspis agrees to grant Epsilor use of the Premises throughout the Term (as defined in Section 5 below). Epsilor agrees to use the Premises solely for conducting its core business and to maintain the Premises in good condition at all times. It is hereby agreed that immediately upon the expiration or termination of this Agreement, Epsilor shall promptly vacate the Premises including removing any and all equipment and property.

            (f) Epsilor shall not operate on Saturdays or Jewish holidays, and Office Line shall not perform the Services on Saturdays or Jewish holidays.

3.    Remuneration.

            (a) In consideration of the performance of the Services contemplated by Section 2 hereof, Epsilor agrees to pay to Office Line an aggregate per annum gross fee (the "Fee") equal to Two Hundred and Seventy Thousand Dollars ($270,000) plus VAT. Such Fee shall commence on the date hereof and continue throughout all times that Office Line, by and through Aspis, shall continue to serve as CEO of Epsilor. One-twelfth of the Fee shall be payable to Office Line on a monthly basis which in no event shall be paid later than the 9th day of the following month. Office Line and Aspis waive any right to have the Fee adjusted for changes in the Cost of Living Index during the term of this Agreement. Office Line shall provide Epsilor with a tax receipt for sums paid hereunder.

            (b) Office Line shall also be entitled, for the first 36 months of this Agreement, to an annual bonus. Such bonus shall be paid within 30 days from the conclusion of each calendar year that Office Line, by and through Aspis, shall have served as CEO of Epsilor (or any company controlled by Electric Fuel (E.F.L.) Ltd. to which the stock or assets of Epsilor shall have been transferred in accordance with the provisions of
      Section 2(e) above - the "Transferee"). The bonus shall be equal to fifteen percent (15%) of Epsilor's annual pre-tax profits (including those profits from sales of zinc-air products sold by Epsilor to current customers of Epsilor as of the date of this Agreement) in excess of (i) $2,200,000 in 2004, (ii) $2,420,000 in 2005 and (iii) $2,662,000 in 2006.
      Office Line may receive such annual bonus in whole or in part in shares of Arotech's Common Stock $0.01 par value per share ("ARTX"), at Aspis's election, based upon the last reported closing price of ARTX shares on the last day of the month in the month prior to completion of Epsilor's annual financial statements for such year (the "Election Date"), such election to be delivered to Epsilor in writing by the Election Date.

            (c) On execution of this Agreement and in contemplation of the Services to be rendered by Office Line, Offive Line is hereby granted an option to acquire 200,000 shares of ARTX for $1.41 per share, which option shall vest in equal amounts over a period of three (3) years on the anniversary of this Agreement commencing with the first anniversary thereof. Notwithstanding anything to the contrary, in the event that this Agreement is terminated by Epsilor other than in circumstances permitted to it pursuant to Sections 5(b) or 5 (c) below, Office Line shall be entitled to exercise all of the options hereunder, at its sole discretion and notwithstanding any provision to the contrary in the applicable option plan.

            (d) Epsilor shall provide Office Line with the automobile which until the date of this Agreement was made available to Aspis. Epislor shall bear all costs involved in insuring and repairing the automobile as well as paying for the fuel, oil, licenses and other expenses involved in the running and upkeep of the automobile for the duration of this Agreement.

            (f) The remuneration set forth in this Section 3 constitutes Epsilor's entire obligation towards Office Line and Aspis for the Services, and neither Aspis nor Office Line shall be entitled to any other remuneration or payment whatsoever in respect of the Services. Without limiting the generality of the foregoing, Aspis shall not have any entitlement to any benefits from Epsilor, including without limitation pension, managers' insurance, recuperation pay, payments to a severance pay fund, etc., all of which benefits shall be the sole and exclusive responsibility of Office Line.

            (e) To the extent permitted by applicable law and on presentation of a written confirmation from the Israeli tax authorities that payments to Office Line are exempt from the requirement of source withholding, Epsilor shall pay all amounts due under this Agreement gross to Office Line. In the absence of such written confirmation, the parties agree that Epsilor shall withhold such amounts in respect of Israeli taxes as required by applicable Israeli law.

4.    Reimbursements.

      In addition to the compensation payable to Office Line pursuant to Section 3 hereof, Epsilor shall pay directly, or reimburse Office Line for, its out of pocket expenses in connection with the performance of the Services in accordance with the current reimbursement practices of Epsilor (including travel expenses, phone calls, lodging, food) as were in place prior to the date hereof. All reimbursements for Out-of-Pocket Expenses shall be made together with the payment of the Fee in the month following presentation by Office Line to Epsilor of a statement in connection therewith. Other than reimbursements under this Section, Epsilor shall not be required to reimburse Aspis or Office Line for any expenses or costs relating to the engagement of Office Line's employee providing the Services on behalf of Office Line hereunder.

5.    Term.

            (a) This Agreement shall be effective on the date hereof and shall continue for a period of thirty six (36) months (the "Term"). The Term may be extended upon the mutual agreement of the parties for additional twenty four (24) month periods to be reached not later than ninety days prior to the expiration of such period.

            (b) Neither party may terminate this Agreement during the first twelve months following the effective date hereof except in the circumstances set forth out herein: (i) with regard to Epsilor, in the event that Aspis ceases to render the services as CEO in circumstances that would not entitle him to receive severance payment under Israel law were he an employee of Epsilor and (ii) with regard to Office Line, under circumstances that would entitle Aspis to receive severance payment under Israel law were he an employee of Epsilor.

            Office Line may resign and voluntarily terminate this Agreement by providing twelve (12) months notice in writing to Epsilor ("Voluntary Termination"). In the event of same, during such notice period Office Line shall continue to receive its Fee provided that Office Line works diligently to identify and train a successor to him as CEO.

            (c) Following the completion of the first twelve months following the effective date hereof, either party may terminate this Agreement for Cause. For the purpose of this section, "Cause" is defined as (i) a willful failure to carry out a material directive of the Board of Directors of Epsilor; (ii) a conviction for fraud, crimes of moral turpitude or other conduct which reflects on Epsilor in a material and adverse manner; (iii) conviction in a court of competent jurisdiction for embezzlement of Epsilor funds; or (iv) reckless or willful misconduct that is found to be materially harmful to Epsilor.

6.    Confidentiality.

      Office Line and Aspis shall maintain the confidentiality of the details of this Agreement and any Information obtained by Office Line pursuant to its provision of the Services as set forth herein. For purposes of this section, the term "Information" includes any know-how which may come into the possession of Office Line and Aspis in the course of providing Services to Epsilor or its affiliates and successors or during the period prior to the date hereof during which Aspis was an employee of Epsilor, including, inter alia, any knowledge in technological, technical engineering, scientific, economic, commercial, accounting and/or legal areas which relates to Epsilor and its business and resulting from any confidentiality agreements between Epsilor and third parties. Office Line and Aspis hereby declare that they are aware that the Information which has been developed by Epsilor to date and which will be developed during the course of the term of this Agreement is valuable Information whose importance plays a substantial role in the success of Epsilor, and further, that the passing on such information to a third party could cause significant damage to Epsilor. Office Line and Aspis hereby undertake to keep all information completely confidential and not to divulge Information to any third party unless the same is within the parameters of the Services being undertaken by Office Line and Aspis, personally. The obligation to maintain confidentiality shall not apply to Information that
      (a) is or becomes available to the public through no fault of the Office Line and Aspis (b) was disclosed to the public by operation of law; or (c) is rightfully received by the Office Line and/or Aspis from a third party without a duty of confidentiality. The provisions of this Section shall survive the termination of this Agreement without limitation as to time. Office Line and Aspis acknowledge that the provisions set forth in this Section of this Agreement are fair and reasonable.

7.    Non-Competition.

      Office Line and Aspis shall not provide services to any entities competing with Epsilor, including providing management services, advice, training or information to any entity that is, or is likely to become a competitor of Epsilor or who has a business similar in essence to the business in which Epsilor currently engages in, or shall engage, during the term of this Agreement. This obligation related to non-competition shall apply to Office Line and Aspis, personally, during the term of this Agreement and for an additional three years thereafter and with respect thereto, this provision shall survive termination of the Agreement.

8.    Intellectual Property.

      Intellectual property created by Aspis or Office Line's other representatives at Epsilor, either solely or with their participation, shall be the sole property of Epsilor, and Epsilor shall be entitled to make use thereof in its sole discretion. Office Line and its representatives shall cooperate fully with Epsilor for the purposes of protecting and utilizing its intellectual property including filing applications for patent protection and obtaining rights of copyright or other intellectual property rights, including the execution of assignments, preparation of plans, formulae or any other actions and even in the event Aspis's and Office Line's relationship with Epsilor has been terminated for any reason prior to their being called upon to assist in such activities. It is hereby clarified that Epsilor shall bear all costs incurred pursuant to this Section 8.

9.    General.

            (a) No amendment or waiver of any provision of this Agreement, or consent to any departure by either party from any such provision, shall be effective unless the same shall be in writing and signed by the parties to this Agreement, and, in any case, such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

            (b) This Agreement and the rights of the parties hereunder may not be assigned without the prior written consent of the parties hereto.

            (c) Any and all notices hereunder shall, in the absence of receipted hand or e-mail delivery, be deemed duly given when within seven (7) business days after it is mailed, if the same shall be sent by registered, certified or overnight mail, return receipt requested,. Notices shall be addressed to the parties at the following addresses:

                  If to the Office Line

                  or Aspis:                Office Line Ltd.
                                           c/o Hezy Aspis
                                           24 Alexandroni Street
                                           Ramat Gan52225, Israel
                                           Facsimile: +972-3-631-3336
                                           E-mail: aspis@epsilor.com

                  With a copy to:          Jacob Steinmetz, Adv.
                                           Haim Samet, Steinmetz, Haring & Co.
                                           23 Begin Road
                                           Tel-Aviv 66184, Israel
                                           Facsimile: +972-3-567-0101
                                           E-mail: jacob@sametlaw.co.il

                  If to Epsilor:           Epsilor Electronic Industries Ltd.
                                           Temed Industrial Zone
                                           Arava 86800, Israel
                                           Facsimile: +972-8-655-6280
                                           E-mail: naimer@arotech.com

                  With a copy to:          Electric Fuel (E.F.L.) Ltd.
                                           One HaSolela Street
                                           Western Industrial Park
                                           P.O. Box 641
                                           Beit Shemesh 99000, Israel
                                           Attention: Vice President and
                                                      General Counsel
                                           Facsimile: +972-2-990-6688
                                           E-mail: yaakovh@arotech.com

      or such other address with respect to a party as such party shall notify each other party in writing as above provided.

            (d) This Agreement shall constitute the entire agreement between the parties with respect to the subject matter hereof, and shall supersede all previous oral and written (and all contemporaneous oral) negotiations, commitments, agreements and understandings relating hereto including to but not limited to the Term Sheet for the purpose of Epsilor Electronic Industries Ltd executed on September 22, 2003.

            (e) This Agreement shall be governed by, and enforced in accordance with, the laws of the State of Israel (excluding the choice of law principles thereof). The parties to this Agreement hereby agree to submit to the exclusive jurisdiction of the Magistrates' Court or District Court located in the city of Tel-Aviv in any action or proceeding arising out of or relating to this Agreement; such jurisdiction is specifically intended by the parties to be exclusive of any jurisdiction that may be claimed by the Labor Courts of the State of Israel.

            (f) This  Agreement  shall  inure to the  benefit of, and be binding
      upon,   Office  Line  and  Epsilor   (including   any  present  or  future
      subsidiaries of Epsilor that are not signatories hereto), and their respective successors and permitted assigns.

            (g) This Agreement may be executed in two or more counterparts and by different parties on separate counterparts. Each set of counterparts showing execution by all parties shall be deemed an original, and shall constitute one and the same instrument.

            (h) No party to this Agreement will be deemed to have made any representation, warranty, covenant or agreement except for those expressly set forth herein.

            (i) The waiver by any party of any breach of this Agreement shall not operate as or be construed to be a waiver by such party of any subsequent breach.

            (j) Aspis hereby guarantees the performance of all the undertakings of Office Line hereunder. In the event of any breach of this Agreement by Office Line, , Epsilor may seek and enforce any remedy against Aspis as if Aspis were Office Line without the need to first seek any remedy against Office Line.

      IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered by their duly authorized officers or agents as set forth below.

                                        EPSILOR ELECTRONIC INDUSTRIES, LTD.


                                        By:
                                           -------------------------------------
                                           Name and title:

                                        OFFICE LINE LTD.


                                        By:
-----------------------------------        -------------------------------------
HEZY ASPIS                                 Name and title: Hezy Aspis, CEO

We, Arotech Corporation, of 632 Broadway, Suite 1200, New York, New York 10012, United States of America, hereby acknowledge and confirm that the Term Sheet signed on September 22, 2003, by and between Arotech Corporation and Epsilor Electronics Industries Ltd. is cancelled and shall be of no further effect and we waive any rights we may otherwise have had pursuant to the Term Sheet or any other document, agreement or understanding with respect the any services to be rendered by Hezy Aspis thereunder.

AROTECH CORPORATION


By:
   --------------------------------------
   Name and title: Robert S. Ehrlich, CEO

Date: ___ January 2004


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